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                                                      Filed Pursuant to Rule 433
                                                             File No. 333-133956

     FINAL PRICING TERMS - RE-OPENING OF THE REPUBLIC OF TURKEY 6.875% NOTES
                               DUE MARCH 17, 2036


ISSUER:                      The Republic of Turkey

SECURITIES:                  6.875% Notes due March 17, 2036 (reopening)

PRICING DATE:                November 9, 2006

ISSUE FORMAT:                Global (SEC Registered)

EXPECTED RATINGS:            Ba3 (stable) /BB- (stable) /BB- (positive)

OUTSTANDING ISSUE SIZE:      USD 1,500,000,000 (Pre-reopening)

REOPENING AMOUNT OFFERED:    USD 750,000,000

PRICE TO PUBLIC:             93.96%, plus accrued interest from September 17,
                             2006

TOTAL FEES:                  0.10%

PROCEEDS TO ISSUER:          93.86%, plus accrued interest from September 17,
                             2006

YIELD TO MATURITY:           7.38% per annum

SPREAD TO US TREASURY:       2.652%

BENCHMARK US TREASURY:       4.5% US Treasury Bonds due February 15, 2036

INTEREST PAYMENT DATES:      March 17th and September 17th

CUSIP/ISIN/COMMON CODE:      900123AY6/US900123AY60/024053962

EXPECTED LISTING:            Luxembourg Stock Exchange

LEAD-MANAGERS/BOOKRUNNERS:   Credit Suisse / Lehman Brothers

SETTLEMENT:                  Expected November 14, 2006, (T+3) through the
                             book-entry facilities of The Depository Trust
                             Company



This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers on 1-888-603-5847 (toll-free).

The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012306013833/0000950123-06-
013833-index.htm


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